U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

    Baird                            Sheila
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   (Last)                           (First)              (Middle)

  100 Park Avenue
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                                    (Street)

   New York                          New York             10017
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   (City)                           (State)              (Zip)


_______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Ultralife Batteries, Inc. (ULBI)

_______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



_______________________________________________________________________________
4.   Statement for Month/Year

      January-December 2002 (same as dates below)
_______________________________________________________________________________
5.   If Amendment, Dates of Original (Month/Day/Year)
January 2002(3,23,24,25); March 2002(22,25,26,27,28); April 4, 2002; May 31,
2002; June 2002 (4,5,19,27,28); July 23, 2002; August 15, 2002; September 2002
(20,23,24,25,30); October 2002(1,2,11,14,15,17,22,23,25,28,29,31); November
2002(6,7,8,11,12,13,15,19,22); and December 2002 (9,10,11,12,13,26,27,30,31).
_______________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

_______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
_______________________________________________________________________________

FORM 4
Table I-- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.
                                                                                                 Amount         6.
                                                                 4.                              of Securities  Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A. Deemed   3.           Disposed of (D)                 Owned          Form:     7.
                         2.            Execution    Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                         Transaction   Date,        Code         ------------------------------- Reported       (D) or    Indirect
1.                       Date          if any       (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security        (Month/       (Month/      ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)               (Day/Year)    Day/Year)    Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock             1/3/2002                    P             153            A    4.363                    (I)        ++
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Common Stock             1/23/2002                   P             102            A    3.860                    (I)        ++
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Common Stock             1/24/2002                   P              51            A    3.870                    (I)        ++
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Common Stock             1/25/2002                   P              51            A    3.980                    (I)        ++
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Common Stock             3/22/2002                   P             275            A    3.330                    (I)        ++
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Common Stock             3/25/2002                   P              10            A    3.330                    (I)        ++
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Common Stock             3/26/2002                   P             357            A    3.330                    (I)        ++
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Common Stock             3/27/2002                   P              20            A    3.370                    (I)        ++
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Common Stock             3/28/2002                   P              61            A    3.343                    (I)        ++
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Common Stock             4/4/2002                    P              41            A    3.363                    (I)        ++
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Common Stock             5/31/2002                   P              10            A    3.150                    (I)        ++
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Common Stock             6/4/2002                    P             112            A    3.641                    (I)        ++
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Common Stock             6/5/2002                    P             112            A    3.962                    (I)        ++
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Common Stock             6/19/2002                   P             602            A    3.350                    (I)        ++
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Common Stock             6/27/2002                   P              51            A    3.479                    (I)        ++
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Common Stock             6/28/2002                   P              82            A    3.400                    (I)        ++
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Common Stock             6/28/2002                   P           1,275            A    3.366                    (I)        ++
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Common Stock             7/23/2002                   P           2,091            A    3.307                    (I)        ++
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Common Stock             8/15/2002                   P             510            A    2.500                    (I)        ++
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Common Stock             9/20/2002                   P             296            A    2.923                    (I)        ++
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Common Stock             9/23/2002                   P           1,030            A    2.994                    (I)        ++
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Common Stock             9/24/2002                   P             194            A    2.719                    (I)        ++
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Common Stock             9/25/2002                   P              31            A    2.940                    (I)        ++
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Common Stock             9/30/2002                   P           3,794            A    2.678                    (I)        ++
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Common Stock             10/1/2002                   P             388            A    2.714                    (I)        ++
 ------------------------------------------------------------------------------------------------------------------------ ----------
Common Stock             10/2/2002                   P             255            A    2.495                    (I)        ++
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Common Stock             10/11/2002                  P             112            A    2.186                    (I)        ++
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Common Stock             10/14/2002                  P              10            A    2.250                    (I)        ++
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Common Stock             10/15/2002                  P             449            A    2.005                    (I)        ++
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Common Stock             10/15/2002                  P             143            A    2.000                    (I)        ++
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Common Stock             10/17/2002                  P             530            A    1.800                    (I)        ++
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Common Stock             10/22/2002                  P             306            A    1.928                    (I)        ++
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Common Stock             10/23/2002                  P             612            A    2.030                    (I)        ++
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Common Stock             10/25/2002                  P             520            A    2.196                    (I)        ++
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Common Stock             10/28/2002                  P             275            A    2.014                    (I)        ++
                                 ---------------------------------------------------------------------------------------------------
Common Stock             10/29/2002                  P             510            A    2.000                    (I)        ++
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Common Stock             10/31/2002                  P             388            A    1.987                    (I)        ++
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Common Stock             10/31/2002                  P             296            A    1.912                    (I)        ++
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Common Stock             11/6/2002                   P           1,377            A    2.056                    (I)        ++
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Common Stock             11/7/2002                   P             618            A    2.098                    (I)        ++
                            (Print or Type Response)                      (Over)

Form 4 (continued)
Table I (continued)-- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                                 5.
                                                                                                 Amount         6.
                                                                 4.                              of Securities  Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A. Deemed   3.           Disposed of (D)                 Owned          Form:     7.
                         2.            Execution    Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                         Transaction   Date,        Code         ------------------------------- Reported       (D) or    Indirect
1.                       Date          if any       (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security        (Month/       (Month/      ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)               (Day/Year)    Day/Year)    Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock             11/8/2002                    P               765         A     2.023                   (I)        ++
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Common Stock             11/11/2002                   P              1,183        A     2.030                   (I)        ++
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Common Stock             11/12/2002                   P              1,020        A     2.080                   (I)        ++
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Common Stock             11/13/2002                   P                581        A     2.245                   (I)        ++
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Common Stock             11/15/2002                   P                571        A     2.298                   (I)        ++
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Common Stock             11/19/2002                   P                714        A     2.350                   (I)        ++
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Common Stock             11/22/2002                   P                 10        A     2.689                   (I)        ++
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Common Stock             12/9/2002                    P              3,060        A     2.960                   (I)        ++
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Common Stock             12/9/2002                    P              1,173        A     2.988                   (I)        ++
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Common Stock             12/10/2002                   P                122        A     2.913                   (I)        ++
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Common Stock             12/11/2002                   P                 51        A     2.950                   (I)        ++
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Common Stock             12/12/2002                   P              1,326        A     3.040                   (I)        ++
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Common Stock             12/13/2002                   P              5,100        A     3.090                   (I)        ++
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Common Stock             12/26/2002                   P                306        A     3.029                   (I)        ++
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Common Stock             12/27/2002                   P                109        A     3.029                   (I)        ++
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Common Stock             12/30/2002                   P                714        A     3.348                   (I)        ++
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Common Stock             12/31/2002                   P                804        A     3.622      76,521+++    (I)        ++




























                            (Print or Type Response)
(over)

FORM 4 (continued)
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                          9.         10.
                                                                                                          Number     Owner-
                                                                                                          of         ship
                                                                                                          Deriv-     Form
             2.                                                                                           ative      of
             Conver-                             5.                             7.                        Secur-     Deriv-  11.
             sion                                Number of                      Title and Amount          ities      ative   Nature
             or                                  Derivative    6.               of Underlying     8.      Bene-      Secur-  of
             Exer-                       4.      Securities    Date             Securities        Price   ficially   ity:    In-
             cise    3.       3A.        Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Owned      Direct  direct
             Price   Trans-   Deemed     action  or Disposed   Expiration Date  ----------------  Deriv-  Following  (D) or  Bene-
1.           of      action   Execution  Code    of(D)         (Month/Day/Year)           Amount  ative   Reported   In-     ficial
Title of     Deriv-  Date     Date,      (Instr. (Instr. 3,    ----------------           or      Secur-  Trans-     direct  Owner-
Derivative   ative   (Month/  if any     8)      4 and 5)      Date     Expira-           Number  ity     action(s)  (I)     ship
Security     Secur-  Day/     (Month/    ------  ------------  Exer-    tion              of      (Instr. (Instr.    (Instr. Instr.
(Instr. 3)   ity     Year)    Day/Year)  Code V   (A)    (D)   cisable  Date    Title     Shares  5)      4)         4)      4)
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Explanation of Responses:
++ The securities reported on this filing are held in the account of an unregistered investment company over which the Reporting Person has investment discretion through the Reporting Person's position in the general partner of that entity. In addition, the Reporting Person has a direct limited partnership interest in that entity. The Reporting Person in turn has a pecuniary interest in the securities held by said unregistered investment company equal to her portion of the incentive allocation potentially made to the general partner of that entity each year as well as an interest equal to the potential allocation made to her as a limited partner in that entity.

+++ This Form 4 filing is being made to amend those previously filed Form 4 filings submitted by the Reporting Person, which reported transactions in the securities of the Issuer effected from the beginning of January 2002 through the end of December 2002. This amendment now includes those securities that may be attributable to the Reporting Person by virtue of the Reporting Person's ownership of a limited partnership interest in an unregistered investment company that has holdings in the Issuer and which is managed by an entity that the Reporting Person partially controls.

         /s/  Sheila Baird                                  January 13, 2003
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one reporting person, see Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.
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